[LOGO]                                               DELUXE CORPORATION
                                                     P.O. Box 64235
                                                     St. Paul, MN 55164-0235
                                                     (651) 483-7111
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N  E  W  S         R  E  L  E  A  S  E               FOR ADDITIONAL INFORMATION:
                                                     STUART ALEXANDER
                                                     Vice President
                                                     Investor Relations
                                                     (651) 483-7358

November 30, 2000
                                                     LOIS M. MARTIN
                                                     Senior Vice President
DELUXE BOARD SETS RECORD DATE AND DISTRIBUTION       Chief Financial Officer
       DATE FOR eFUNDS STOCK DIVIDEND                (651) 481-4222


St. Paul, Minn. -- Deluxe Corporation (NYSE: DLX) and eFunds Corporation (Nasdaq: EFDS) today announced that the Deluxe Board of Directors has declared a stock dividend of all of Deluxe's shares in eFunds. The dividend will be distributed on December 29, 2000 to Deluxe shareholders of record as of 5:00 p.m. central time on December 11, 2000. Deluxe currently holds 40 million shares, or approximately 87.9%, of the outstanding common stock in eFunds.

THE DIVIDEND DISTRIBUTION
The eFunds shares will be distributed to Deluxe shareholders in the amount of approximately 0.5513 shares of eFunds for each Deluxe share. The final ratio will be based on the actual number of Deluxe shares outstanding on the record date, December 11, 2000. On October 26, 2000, as reported in Deluxe's quarterly report for the period ending on September 30, 2000, Deluxe had 72,555,533 shares outstanding.

Deluxe shareholders will receive stock certificates for whole shares of eFunds and cash payments for fractional shares. On November 29, 2000, Deluxe received a ruling from the Internal Revenue Service that the distribution to shareholders qualifies as tax-free for U.S. federal income tax purposes. Cash received in lieu of fractional shares will be taxable.

TRADING BETWEEN THE RECORD DATE AND DISTRIBUTION DATE
If you are a shareholder of Deluxe Corporation as of December 11, 2000 (the record date) the best way to maintain your rights to receive shares of eFunds on December 29, 2000 (the distribution date) is to maintain your ownership position in Deluxe up to and including the distribution date. If you trade your Deluxe shares without taking any special action between December 11, 2000 and December 29, 2000 you will lose your right to receive shares of eFunds based on the Deluxe shares traded, because these Deluxe shares will be traded on the New York Stock Exchange with "due-bills." . If you want to trade your Deluxe shares between December 11, 2000 and December 29, 2000 without losing your right to receive eFunds shares, you should contact your broker for information as to whether you are eligible and how to participate in the "ex-distribution" market.


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PART OF A CHANGE IN DELUXE'S BUSINESS MODEL
The distribution of shares of eFunds is part of a change in Deluxe's business model. eFunds' businesses have historically been operated as units of Deluxe. In April 1999, Deluxe announced that it was changing its business model to a holding company structure with four, independently operated, business units: paper payment systems, electronic payments, professional services and government services. On January 31, 2000, Deluxe announced that its Board of Directors approved a plan to combine the latter three businesses into a separate, independent, publicly traded company called eFunds Corporation.

"Each one of these steps was part of a larger process to create shareholder value," said J.A. Blanchard, chairman and CEO. "With Deluxe and eFunds operating separately and independently, each one will be able to focus on their respective markets."

eFunds issued 5.5 million shares of common stock to the public on June 30, 2000. Prior to this initial public offering (IPO), Deluxe owned 100% of eFunds' total outstanding common shares. Subsequent to the IPO, Deluxe owns 40 million of eFunds' common shares.

FURTHER INFORMATION ON DISTRIBUTION
An information statement will be mailed to Deluxe shareholders of record several business days following the December 11, 2000 record date. The statement will include the final ratio of eFunds shares to be distributed for each Deluxe share outstanding and information related to establishing the basis price for Deluxe and eFunds shares. The basis for a shareholder's Deluxe stock will be prorated between their Deluxe shares and eFunds shares.

For additional questions on the distribution, Deluxe shareholders can visit the company's web site at http://www.deluxe.com, or call 866-902-4573, a toll-free number that has been set up to answer frequently asked questions related to the distribution. An operator will also be available to answer more specific questions.

ABOUT DELUXE
Deluxe provides checks and related products to financial services companies, consumers and small businesses through multiple distribution channels. Since its beginning in 1915, Deluxe has been instrumental in shaping the payments industry and serving financial services companies by focusing on consumers and small businesses. The Company is headquartered in St. Paul, Minn. More information about Deluxe can be found at www.deluxe.com.

ABOUT eFUNDS
eFunds delivers innovative, reliable and cost-effective technology solutions to meet its customers' payment and risk management, e-commerce and business process improvement needs. eFunds provides its services to financial institutions, financial services companies, electronic funds networks, retailers, government agencies, e-commerce providers, and other companies around the world. For more information, visit www.efunds.com.

STATEMENTS MADE IN THIS RELEASE CONCERNING THE COMPANY'S OR MANAGEMENT'S INTENTIONS, EXPECTATIONS, OR PREDICTIONS ABOUT FUTURE RESULTS OR EVENTS ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE NECESSARILY SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO VARY FROM STATED EXPECTATIONS, AND SUCH VARIATIONS COULD BE MATERIAL AND ADVERSE. FACTORS THAT COULD


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RESULT IN SUCH A VARIATION INCLUDE, BUT ARE NOT LIMITED TO, THE INHERENT
UNRELIABILITY OF EARNINGS, REVENUE AND CASH FLOW PREDICTIONS DUE TO NUMEROUS FACTORS, INCLUDING MANY BEYOND THE COMPANY'S CONTROL, POTENTIAL DIFFICULTIES, DELAYS AND UNANTICIPATED COSTS AND EXPENSES INHERENT IN THE DEVELOPMENT AND MARKETING OF NEW PRODUCTS AND SERVICES, COMPETITIVE FACTORS, AND THE NUMEROUS RISKS AND POTENTIAL ADDITIONAL COSTS, DISRUPTIONS AND DELAYS ASSOCIATED WITH THE REORGANIZATION AND SEPARATION OF THE TWO COMPANIES, AND THE ESTABLISHMENT OF NEW BUSINESS VENTURES AND E-COMMERCE BUSINESS INITIATIVES. FURTHER, THE PENDING SEPARATION OF THE TWO COMPANIES MAY DISRUPT ONE OR MORE OF THE COMPANY'S OR eFUNDS' CUSTOMER RELATIONSHIPS. THERE ALSO CAN BE NO ASSURANCE THAT THE SEPARATION OF THE COMPANY AND eFUNDS WILL RESULT IN INCREASED VALUE TO THE COMPANY'S SHAREHOLDERS FOR MANY REASONS, INCLUDING PREVAILING MARKET CONDITIONS AND POTENTIAL DISPOSITIONS BY HOLDERS OF THE COMMON STOCK OF EITHER COMPANY IN ANTICIPATION OF, OR FOLLOWING, THE SPIN-OFF OR THAT THE SEPARATION WILL ACHIEVE THE DESIRED LEVEL OF EFFICIENCY OR EXPENSE AND COST SAVINGS IN THE COMPANY'S OPERATIONS. ADDITIONAL INFORMATION CONCERNING THESE AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S CURRENT EXPECTATIONS IS CONTAINED IN THE COMPANY'S FORM 10- Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000.

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